YIELDQUEST ADVISORS, LLC

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

(866) 978-3781

AMENDED AND RESTATED LETTER AGREEMENT

WHEREAS, YieldQuest Advisors, LLC (the “Adviser”) and YieldQuest Funds Trust (the “Trust”) initially entered into a Letter Agreement dated as of July 6, 2005, pursuant to which the Adviser agreed to waive its fees and/or reimburse certain operating expenses of each series of the Trust through October 30, 2007 (as hereby amended, the “Letter Agreement”); and

WHEREAS, as disclosed on the YieldQuest Funds’ prospectus, each Fund is permitted to invest in the securities of other investment companies (“Acquired Funds”); and

WHEREAS, pursuant to a recent regulatory change, the Funds’ prospectus will be required to be revised to disclose the indirect expenses incurred by each Fund as a result of investing in Acquired Funds, and these indirect expenses must be included in the calculation of the Funds’ total annual operating expenses as set forth in the fee table;

WHEREAS, the parties hereto desire to amend the Letter Agreement to clarify that the  Adviser’s agreement to cap certain expenses of the Funds was intended to include only certain operating expenses, and not indirect expenses such as those incurred in investing in Acquired Funds; and

WHEREAS, as additional consideration the Adviser has agreed to extend the Letter Agreement for an additional one year period.

NOW, THEREFORE, the parties hereby agree to amend and restate the Letter Agreement in its entirety, effective as of the date set forth below:

* * * *

To:

YieldQuest Funds Trust

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

Dear Ladies and Gentlemen:

Pursuant to the Investment Advisory Agreement approved by the Board of Trustees on June 27, 2005, you have engaged us to act as the sole investment adviser to each series of the Trust, which currently are the YieldQuest Core Equity Fund, YieldQuest Total Return Bond Fund and YieldQuest Tax-Exempt Bond Fund (collectively, the “Funds”).

Effective as of January 2, 2007 through October 31, 2008, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain the Fund’s total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, extraordinary expenses and indirect expenses of investing in underlying investment companies, at 1.19%, 0.79% and 0.79% of the average daily net assets of the Core Equity Fund, Total Return Fund and Tax-Exempt Fund, respectively.  Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses occur; provided that such Fund is able to make the repayment without exceeding its expense limitation as listed above.

Very truly yours,

YIELDQUEST ADVISORS, LLC

By:

Name:

Title:

Acceptance

The foregoing is hereby accepted.

YIELDQUEST FUNDS TRUST

By:

 Name:

 Title: